Exhibit 4.4

SECOND AMENDMENT
TO THE
SEARS 401 (k) SAVINGS PLAN

(As Amended and Restated effective as of January 1, 2000)

Pursuant to the authority reserved to the Company in subsection 14.1 of the Plan, the Plan is hereby amended in the following respects, effective as of August 1, 2001, except as otherwise indicated below:

1. Subsection 1.9 is hereby revised to read as follows:

1.9 Form of Election and Signature. Unless otherwise specified herein, any election or consent permitted or required to be made or given by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in writing or shall be given by means of such interactive telephone and/or computer system, such as website access, as the Plan Administrator may designate from time to time as the sole vehicles, for executing regular transactions under the Plan (referred to generally herein as the "Phone System"). Each Participant shall have a personal identification number or "PIN" for purposes of executing transactions through the Phone System. In addition, the Plan Administrator can establish an alternate procedure for executing regular transactions through the Phone System by which each participant can use individually identifiable information (other than his PIN) as specified by the Plan Administrator.

The entry by a Participant of his PIN (with his Social Security Number) or any other identification information specified by the Plan Administrator, shall constitute his valid signature for purposes of any transaction the Company determines should be executed by means of the Phone System, including, but not limited to, enrolling in the Plan, electing contribution rates, making investment choices, executing loan documents (if loans are permitted under the Plan) and consenting to a withdrawal or distribution. Any election made through the Phone System shall be considered submitted to the Plan Administrator on the date it is electronically transmitted, unless such transmission occurs after the applicable cut off date, as determined by the Company in its sole discretion, for the Phone System for that day, in which case it will be considered submitted on the next day on which the New York Stock Exchange is open for business.

2. Existing subsection 2.7 is hereby renumbered 2.8, and new subsection 2.7 is hereby added to the Plan:

2.7. Service With Sears Canada Inc. Any eligibility service earned by an employee of Sears Canada Inc., who subsequently becomes employed by an Employer as defined in this Plan, will be recognized under this Plan.

3. Subsection 3.1 is hereby revised to read as follows:

3.1 Eligibility for Participation. Subject to the terms and conditions of the Plan, each Eligible Employee who was a Participant in the Plan immediately prior to the Effective Date will continue as such.

As of January 1, 2000, each other Eligible Employee will become a "Participant" in the Plan on the latest of (i) the date he attains age 21, (ii) the first day following the date on which he has completed one Year of Eligibility Service, and (iii) the effective date of his election to participate in the Plan, provided he is still an Eligible Employee on such date. As of August 1, 2001, an Eligible Employee will become a "Participant" in the Plan on the later of (i) the first day of the third month following the date of hire, regardless of age and (ii) the effective date of his election to participate in the Plan, provided he is still an Eligible Employee on such date. Each employee of an Employer is an "Eligible Employee" for any period in which he satisfies all of the following requirements:

  He belongs to a group of employees to whom participation in the Plan has been extended by the Company ("an eligible group"),

  He is not a member of a collective bargaining unit, unless the Plan has been extended to the collective bargaining unit under a currently effective collective bargaining agreement,

  He is not a person employed outside the United States who is neither a citizen nor a resident of the United States, and

  He does not perform services for an Employer under a contract, agreement or arrangement that purports to treat him as either an independent contractor or the employee of a leasing organization or agency, even if he is subsequently determined (by judicial action or otherwise) to have instead been a common law employee of such Employer.

  He is not a seasonal, temporary or peak employee, nor an intern. (However, if a seasonal, temporary, or peak employee is reclassified at a subsequent time in his employment with an Employer, then for eligibility purposes his original date of hire will be used.)

For purposes of paragraph (a) above, all employees of an Employer will be considered to belong to an eligible group unless the Company by written action of the Benefits Executive designates certain groups of employees or business units as ineligible to participate in the Plan.

Except as provided in subsection 2.3, if a Participant ceases to be an Eligible Employee for any reason, including termination of employment, and he again becomes an Eligible Employee, he will be eligible to recommence his participation in the Plan immediately upon again becoming an Eligible Employee. In the event an employee of an Employer or a Related Company who was not an Eligible Employee becomes an Eligible Employee, such employee will immediately be eligible to commence participation in the Plan if he has completed a Year of Eligibility Service and is at least age 21; provided that effective as of August 1, 2001, in the event an employee of an Employer or a Related Company, who was not an Eligible Employee, becomes an Eligible Employee, such employee will immediately be eligible to commence participation in the Plan on the first day of the month following the date he becomes an Eligible Employee, or if later, the first day of the third month following his date of hire.

4. The last four sentences of subsection 4.7 are hereby revised to read as follows:

All items in categories (a) and (c) that are paid to a Participant during a Plan Year or that would have been paid to a Participant during such Plan Year, but for his Pre-Tax Contribution election under this Plan (or any other cash or deferred arrangement maintained by the Employers and Related Companies), his salary reduction election under a cafeteria plan (within the meaning of Section 125 of the Code) maintained by an Employer or Related Company, or, for Plan Years beginning on or after January 1, 2001, any elective amounts under Code Section 132(f)(4)), constitute "Eligible Compensation" for such Plan Year. All items in categories (a), (b) and (c) (determined prior to any Pre-Tax Contribution election under this Plan (or any other cash or deferred arrangement maintained by the Employers and Related Companies), any salary reduction election under Section 125 and, for Plan Years beginning on or after January 1, 2001, any elective contributions under Code Section 132(f)(4)) are considered to constitute "Compensation" within the meaning of Treas. Reg. Section 1.415-2(d) and sections 414(s) and 414(q) of the Code for purposes of applying the limits of Section 8 of the Plan. Items in categories (d) and (e) are not taken into account for any purpose under this Plan. Notwithstanding the foregoing, the term Eligible Compensation shall not include amounts paid after the date shown as the Participant's termination date on his Employer's payroll records.

5. Subsection 5.1 is hereby revised to read as follows:

5.1 Amount of Employer Contribution. Subject to the terms and conditions of the Plan, including subsection 5.5 and Supplement C hereof, the "Employer Contribution" to the Plan for the Plan Year commencing January 1, 1999, and for each Plan Year thereafter shall be an amount equal to 70 percent of the Pre-Tax Contributions made on behalf of Participants for such Plan Year that do not exceed 5 percent of their Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before their "Match Eligibility Date," as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that they become Participants in the Plan . Notwithstanding the foregoing, the Employer Contribution otherwise required under this subsection 5.1 for any Plan Year shall be reduced by the Fair Market Value of the ESOP Common Stock allocated to the Accounts of Participants in accordance with paragraph C-8(b) of Supplement C. For purposes of calculating the reduction described in the preceding sentence, the "Fair Market Value" of the ESOP Common Stock allocated to Participant Accounts for each quarter of a Plan Year shall be determined as of the last day of such calendar quarter and shall have the same meaning as set forth in subsection C-10 of Supplement C. The Employer Contribution shall be allocated to Participants' in accordance with the provisions of subsection 5.5.

6. Subsection 5.5 (a) is hereby revised to read as follows:

5.5 Allocation of Employer Contribution Among Participants.
Subject to the terms and conditions of the Plan, including paragraph 7.3(b), the Employer Contribution for a Plan Year will be allocated among and credited to the Accounts of Participants who made Pre-Tax Contributions during such Plan Year and who either:

  were in the employ of the Employers and Related Companies on December 31 of such Plan Year and who have attained the "Match Eligibility Date"; or

  terminated employment with all Employers and Related Companies on or after attainment of age 55 and completion of 10 or more years of continuous service with the Employers, measured from the service date shown on the last Employer's payroll records, provided that the Company, by written action of the Benefits Executive, may waive the requirement of paragraph (a) above in the case of Participants who are employed by an Employer or a business unit which is sold to or merged or combined with another entity or otherwise disposed of in a business transaction and whose employment is terminated because of such transaction as determined by such Benefits Executive in his sole discretion.

The allocation of the Employer Contribution among Participants under paragraph (a) or (b) shall be made pro rata, based upon all of the Participant's Pre-Tax Contributions that were made during the Plan Year, that do not exceed 5% of the Participant's Eligible Compensation for the Plan Year, excluding (i) Eligible Compensation for any period before the Participant's "Match Eligibility Date", as defined in subsection 5.6, and (ii) Eligible Compensation for the period prior to the date that he becomes a Participant in the Plan.

7. Subsections 5.6, 5.7, and 5.8 are hereby renumbered 5.7, 5.8, and 5.9 and all cross references, if any, to subsections 5.6, 5.7 and 5.8 are changed to 5.7, 5.8 and 5.9 and new subsection 5.6 is hereby added to the Plan:

5.6 Match Eligibility Date. As of August 1, 2001, an Eligible Employee will attain his "Match Eligibility Date" after completing a "Year of Eligibility Service", as defined in subsection 2.1(a).

An Eligible Employee whose employment is terminated for any reason after having met the Year of Eligibility Service requirement and who is subsequently rehired will have his Match Eligibility Date immediately reinstated, unless such individual is treated as a new employee pursuant to subsection 2.3 (describing the rule of parity).

8. Subsection 8.7(a) is hereby revised to read as follows:

8.7 Section 401(k)(3) Testing. For any Plan Year beginning on or after January 1, 1997, the amount by which the average of the Deferral Percentages (as defined below) for that Plan Year of each eligible employee who is Highly Compensated for that Plan Year (the "Highly Compensated Group Deferral Percentage") exceeds the average of the Deferral Percentages for that Plan Year of each eligible employee who is not Highly Compensated for that Plan Year (the "Non-highly Compensated Group Deferral Percentage"), shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2. The "Deferral Percentage" for any eligible employee for a Plan Year shall be determined by dividing his Pre-Tax Contributions (and Qualified Matching Contributions, if applicable) for that Plan Year by his Compensation for that Plan Year (measured from the date he first becomes eligible to participate in the Plan and not the date he actually becomes a participant), subject to the following special rules:

(a) any employee eligible to participate in the Plan at any time during a Plan Year in accordance with subsection 3.1 (without regard to any suspension imposed by any other provision hereunder) shall be counted, whether or not any Pre-Tax Contributions are made on his behalf for the year, provided, however, that if the Company elects, in accordance with Code Section 401(k)(4)(F), to apply Code Section 410 (b)(4)(B) in determining whether the Plan meets Code Section 410(b), the Company may, in determining whether the Plan meets the requirements of this Subsection 8.8, exclude from consideration all employees (other than highly compensated employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A).

9. Subsection 8.9(a) is hereby revised to read as follows:

8.9 Section 401(m)(2) Testing. For any Plan Year beginning on or after January 1, 1997, the amount by which the average of the Contribution Percentages (as defined below) for that Plan Year of each eligible employee who is Highly Compensated for that Plan Year (the "Highly Compensated Group Contribution Percentage") exceeds the average of the Contribution Percentages for that Plan Year of each eligible emloyee who is not Highly Compensated for that Plan Year (the "Non-highly Compensated Group Contribution Percentage") shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2. The "Contribution Percentage" for any eligible employee for a Plan Year shall be determined by dividing his total After-Tax Contributions and Employer Contributions (and, if applicable, Qualified Matching Contributions) for that Plan Year by his Compensation for that Plan Year (measured from the date he first becomes eligible to join the Plan and not the date he actually becomes a participant), subject to the following special rules:

(a) any employee eligible to participate in the Plan at any time during a Plan Year in accordance with subsection 3.1 (without regard to any suspension imposed by any other provision hereunder) shall be counted, regardless of whether any After-Tax, Employer or Qualified Matching Contributions are made by him for the year, provided, however, that if the Company elects, in accordance with Code Section 401(k)(4)(F), to apply Code Section 410(b)(4)(B) in determining whether the Plan meets Code Section 410(b), the Company may, in determining whether the Plan meets the requirements of this subsection 8.10, exclude from consideration all employees (other than the highly compensated employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A).

10. Subsection 10.1 is hereby revised to read as follows:

10.1 Partial Withdrawals from the Plan Without Terminating Employment. No more frequently than once in any six month period, a participant may elect to withdraw from the Plan, without terminating employment, an amount specified by him, which amount shall be no less than $250 (or the remaining balance available for withdrawal in the Participant's account if less than $250) and shall not exceed the balance of such Participant's Accounts reduced by the following:

  Any Employer Contributions (and the earnings thereon) contingently allocated under paragraph 7.3(b);

  If he has not participated in the Plan for at least 5 years, an amount equal to the Employer Contributions credited to his Accounts for the last two Plan Years; and

  If he has not attained age 59 1/2, all Pre-Tax Contributions and any earnings attributable thereto.

In addition, the six month limitation period will not be applicable to a Participant who has not attained age 591/2 and is confronted by a Hardship (as defined below). Such participant may withdraw any amounts described in Sections 10.1(a)-(c) plus his Pre-Tax Contributions (up to the amount required by such Hardship), but not the earnings on his Pre-Tax Contributions, provided he has first withdrawn all other amounts then available under the Plan. In the event that a Participant becomes "permanently and totally disabled," such Participant may at any time withdraw his Accounts under the Plan. A Participant is "permanently and totally disabled" if he is unable to perform each of the material duties of his regular occupation with Sears as determined by the Committee on the basis of a written opinion by a licensed physician selected by the Committee.

11. Paragraph (a) of subsection 11.1 is hereby revised to read as follows:

(a) If the value of the Participant's Accounts does not exceed $5,000, his Accounts will be distributed to him in a lump sum payment as soon as practicable after the Plan's Recordkeeper is notified of his termination of employment.

12. Effective with respect to distributions with an annuity starting after the earlier of (i) the 90th day after the date the Participant has been furnished a summary that reflects this item 13 of this Second Amendment and that satisfies the requirements of 29 CFR 2520.104b-3 (relating to a summary of material modifications) for pension plans, or (ii) the first day of the second Plan Year following the Plan Year in which this amendment is adopted, revise Supplement G by eliminating subsections (a) through (f) and adding the following sentence to the end of the introductory paragraph of Section G-6:

"The only form of distribution available under this Supplement G is a single sum lump sum distribution."